Comparison of change in value of $10,000 investment in Dreyfus Premier Greater China Fund Class A shares, Class B shares, Class C shares and Class R shares and the Hang Seng Index

EXHIBIT A:

         Dreyfus Premier Dreyfus Premier Dreyfus Premier  Dreyfus Premier
 PERIOD  Greater China    Greater China   Greater China    Greater China
              Fund           Fund            Fund             Fund          Hang Seng
        (Class A shares) (Class B shares) (Class C shares) (Class R shares)  Index *

 5/12/98     9,427          10,000           10,000          10,000          10,000
10/31/98     9,638          10,184           10,184          10,232          10,005
10/31/99     11,005         11,545           11,546          11,719          13,431
10/31/00     13,982         14,540           14,560          14,930          15,386
10/31/01     12,579         12,691           12,982          13,470          10,695



* Source: Bloomberg L.P.